Exhibit 99.1

LETTER OF INTENT

The purpose of this letter is to set forth certain non-binding understandings between the FIGO Ventures Inc. a Nevada corporation traded on OTCQB under ticker symbol “FIGO”, (the “Purchaser or Company”) and Kashif Khan (the “Primary Sellers”), individually, with respect to the purchase of certain Color diamonds with a market value of US$4 Million from the Primary Seller and certain other selling individuals (collectively, with the Primary Seller, the “Sellers”) on the terms and conditions set forth below. Neither of the parties hereto shall have any rights and obligations with respect to the matters contained herein unless and until a definitive asset purchase agreement and all other agreements relating to the Purchase (collectively, the “Asset Purchase Agreement”) have been executed. The understanding is as follows:

1.	The Company’s current capitalization is as follows:

a)	250,000,000 shares of Common stock Authorized
b)	67,345,000 shares (pre-split) of Common Stock Outstanding

c)	10 Million Shares of Preferred stock Authorized and none Outstanding

d)	$28,125 Convertible Note plus accrued interest outstanding (Three Notes originally issued on or about 11/1/13 to: Realty Capital Management, Saint Jude Capital Management (since transferred to Helena Capital Growth Ltd) and Augustus Management Ltd. (since transferred to Torey Gault)

2.            The Purchaser desires to buy US$4 Million of colored diamonds from the Sellers. In exchange: the Purchaser will issue three Demand Convertible Notes totaling US$4 Million (the Notes will be known as: Note A, Note B and Note C) plus One Super Voting Preferred share issued to Note Holder A. At such time that the Asset Purchase Agreement is signed the following actions will take place:

a.	FIGO will issue Three Demand Convertible Note for a total of $4 Million in exchange for $4 Million of Diamonds. Note A will be for US$1.7 Million, Note B will be for US$1,150,000 and Note C will be for US$1,150,000; Plus one super voting preferred share will be issued to Note Holder A which will give this Note Holder 51% voting control. All three Notes will convert into a total of 16,169,000 post-split shares ($0.2473 per share) of FIGO common stock. Each Note will have an annual interest rate of 6%. Once the seller’s conversion brings them to 51% or more of the total shares outstanding (at the time of conversion) then the super voting preferred will be canceled. Each Demand Convertible Note will be collateralized by their respective dollar amounts against the portfolio of colored diamonds being purchased. If the diamonds are sold during the course of FIGO’s day to day business then the resulting cash received from the sale of diamonds will act as collateral and can be replaced by new diamonds purchased in the ordinary course of business. The total collateral will remain at US$4 Million. Any excess cash generated from the buying and selling of diamonds will accrue to the benefit of FIGO. The amount of the collateral will decline based upon how much of the Convertible Note is converted into common stock respective of each Notes conversion.

b.	The Note Holders as a group (all three Notes acting in concert as one) can Demand full payment plus accrued interest on the Demand Convertible Note at any time prior to the Company raising a minimum of US$5 Million in equity/debt capital. If the Seller demands payment of the Note then they will give the Company 20 days written notice of such demand. If the Company receives written demand for the full payment of the Note then the Company can pay the Sellers the full amount of the Note due plus accrued interest in cash or return the collateral (being the color diamonds) without the interest due.

c.	If the Company raises a Minimum of US$5 Million in equity/debt capital or if the Seller Converts any part of the Demand Convertible Note into common stock then the Note will no longer be a Demand Convertible Note (it will just be a Convertible Note).

d.	Once the Company raises a minimum of US$5 Million equity/debt capital then Note B and Note C can be re-purchased back buy the company at the Company’s discretion for the principal amount due plus accrued interest.

e.	Once Note B and Note C is reacquired by the Company then the Conversion rate on Note A will adjust from $0.2473 per share to $0.1546 for a total of 16,169,000 shares of common stock.

f.	Once the Convertible Notes are no longer Demand Notes (after the company raises US$5 Million equity/debt capital) then the Notes will mature 36 months from date of issuance. Upon maturity the principal and interest due on the Convertible Note will automatically convert into common stock of the company at the preset conversion rate of $0.02473 (if all three Notes are still outstanding) or $0.1546 (if Notes B & C are repurchased by the company) for a total 16,169,000 post split shares plus accrued interest.

g.	FIGO will conduct a 1 for 20 reverse stock split. This reverse stock split will only effect the 67,345,000 common shares of FIGO currently outstanding.

h.	The conversion rate for the first 3 convertibles Notes (as described in 1.d. above) will remain at the current rate of $0.00225 per share (total conversion will create 12,500,000 shares of additional post split common stock) after the reverse stock split.

i.	Upon execution of the Definitive Asset Purchase Agreement the Sellers can elect two of the three board members and the Current President will remain in her role as President and Director.

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3.            Once the Definitive Agreement is executed FIGO will file a Post effective Registration Statement to re-register the 7,500,000 shares of common stock (375,000 post split shares) already converted by the three Note holders described in 1.d. above and the remaining shares of common stock not yet converted under the three Notes totaling 12,500,000 shares plus shares for accrued interest.

4.            Once the Asset Purchase Agreement is completed new company management will seek to raise a Minimum of US$5 Million to a maximum of US$20 Million in Equity Capital.

5.            The obligations of the Company to consummate the Purchase and the obligation of the Sellers to consummate the Sale shall be subject to the fulfillment of the following conditions by both the Company and Seller:

(a)	The completion of “due diligence” examinations of the Company’s business, books and records.

(b)	The execution and delivery of a definitive Asset Purchase Agreement in form and substance reasonably satisfactory to Company, the Primary Seller, and their respective counsel.

(c)	The Company having filed all reports with the SEC for all periods pre – closing, whether the due date for such report has occurred or not.

(d)	Upon the completion of the Asset Purchased Agreement the Seller will transfer the ownership of the portfolio of diamonds being purchased to the Company.

6.           The Purchaser and the Primary Seller shall use their reasonable efforts to conclude negotiations and execute and deliver the Asset Purchase Agreement no later than July 15, 2015. The Asset Purchase Agreement shall contain customary representations and warranties, covenants, closing conditions and indemnities by the Primary Seller. Upon execution of the Asset Purchase Agreement, the Purchaser and the Primary Seller will use their reasonable best efforts to close the Purchase within 7 days, subject to any waiting periods required by applicable laws, rules, or regulations.

7.           In connection with the proposed transaction , FIGO and its representatives will provide full and complete access to all books, records, contracts, facilities and personnel of FIGO, so that Seller may conduct its due diligence investigation of the FIGO. The Primary Seller agrees to provide access to any information regarding the valuation of the color Diamond portfolio and will provide any and all documents needed by FIGO’s auditors and attorney to establish valuation and provenance of said diamond portfolio.

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8.           Each of the Company and the Primary Seller agree that materials disclosed to the other party hereunder to evaluate various aspects of the Purchase may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury. The parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the parties hereto (and their professional advisors) to evaluate the Purchase as described herein. All extracts, digests and copies of such information shall be maintained under strict control by the recipients. Upon termination of the negotiations by the parties, no party (or advisor to such party) shall make any further use of such information and materials, and all material previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the party providing such information.

Further, the parties agree to keep confidential and not to disclose the existence and nature of the Purchaser’s interest in the Purchase and the existence and contents of this letter without the prior written consent of the other party except as necessary to affect required procedures relating to the Purchase. Neither party shall issue any public statement or press release without obtaining the prior written consent of the other party except as may be required by applicable laws, rules or regulations.

9.           The Seller hereto shall be responsible for the payment of all expenses (including, without limitation, the fees of its counsel, accountants and financial advisors), regardless of whether the transactions contemplated by this letter are consummated. The Seller agrees to be responsible for the legal and accounting expenses for the filing of the Post Effective Registration statement.

10.         This letter of intent shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning this letter to us.

ACCEPTED AND AGREED	ACCEPTED AND AGREED

/s/ Natalya Hearn	/s/ Kashif Khan
Natalya Hearn	Name: Kashif Khan (Primary Seller)
CEO
FIGO Ventures, Inc	/s/ Kashif Khan
Name: Kashif Khan (Second Seller)

/s/ Kashif Khan
Name: Kashif Khan (Third Seller)

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